MAYTAG AND JENN-AIR APPLIANCES

                     WILL BE SOLD IN HOME DEPOT STORES



     NEWTON, IOWA--(April 10, 2000)--Maytag will expand its distribution by supplying products to The Home Depot as that home improvement giant expands its offerings in major appliances. Maytag and Jenn-Air brand major appliances will be sold in Home Depot stores starting next month in selected markets, according to an announcement today by William L. Beer, president of Maytag's major appliance division.
     Beer said Maytag washers, dryers, cooking appliances, dishwashers and refrigerators, as well as Jenn-Air cooking appliances, will be in Home Depot stores in the Jacksonville, Fla., area in early May, and several weeks later the appliances will start rolling out to other stores in selected markets. Further in-store expansion will occur each month, and by early December 2000, Maytag and Jenn-Air appliances will be in all Home Depot stores in the United States.
     Founded in 1978, The Home Depot is the world's largest home improvement retailer operating 960 stores in the United States, Canada, Puerto Rico and Chile. Fortune magazine named The Home Depot to its current top 10 list of the Most Admired Companies in America. Home Depot s stock is publicly traded (NYSE: HD) and is included in the Dow Jones Industrial Average and the Standard & Poor s 500 index. The Home Depot had fiscal 1999 sales of $38.4 billion and the company employs approximately 200,000 people.
     Maytag and Jenn-Air major appliances are currently sold in 15 EXPO Design Centers operated by The Home Depot, and Maytag Corporation's floor care division sells Hoover brand products through all Home Depot stores.
     "At Maytag, one of our key growth strategies is to broaden our major appliance distribution base and compete for more consumer purchase decisions," Beer said. "Our expanded relationship with Home Depot will allow us to do just that, and we believe it will prove to be very beneficial to Maytag and Jenn-Air brand sales in the future."
     Carole J. Uhrich, president of Maytag's Home Solutions group, which includes both major appliances and floor care products, said, "Maytag plans to grow by serving more customers wherever we can create value for our constituencies. Home Depot is already a valued Maytag customer, and we're excited about the opportunity to broaden the scope of our relationship by providing Home Depot stores with our top brands in major appliances, as well as floor care products."
     Maytag Corporation is a leading producer of home and commercial appliances. Its products are sold to customers throughout North America and in international markets. The corporation's brands include Maytag, Hoover, Jenn-Air, Blodgett and Dixie-Narco.










Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to "Forward Looking Statements" in the Management's Discussion and Analysis section of Maytag's Annual Report on Form 10-K for the year ended December 31, 1999.



CPI0015
Media Contact:
Additional Information:
James G. Powell
www.maytagcorp.com
Maytag Communications
515-787-8392
jpowel@maytag.com